Exhibit 99.1

          ADVANCIS PHARMACEUTICAL MODIFIES AMOXICILLIN PULSYS AGREEMENT

GERMANTOWN, Md., Dec. 14 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced that it has modified its existing collaboration with Par Pharmaceutical Companies, Inc. to include a pulsatile version of the antibiotic combination amoxicillin/clavulanate for acute otitis media (ear infections) in children.

Under the updated agreement, the Companies have incorporated a PULSYS(TM) version of a combination amoxicillin/clavulanate product for otitis media to their existing joint sales and marketing agreement for Amoxicillin PULSYS. The combination replaces the previously envisioned amoxicillin-only product for otitis media. Based on discussions with infectious disease opinion-leaders, Advancis believes that amoxicillin/clavulanate is emerging as a front-line therapy resulting from shifts in the causative pathogens associated with otitis media. As such, the Companies believe the combination represents an attractive market opportunity for an enhanced pulsatile version of the drug.

"A PULSYS product targeted at otitis media has always been part of our plans under our agreement with Par," said Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "However, we are very optimistic about using the amoxicillin/clavulanate combination for otitis media, as frequent recurring ear infections in children are common, and we believe a PULSYS version of this drug combination will be well-received. Our PULSYS product will be designed to deliver amoxicillin/clavulante in a once-daily format with lower drug exposure and a shorter course of therapy. If successful, we believe the product will be able to effectively compete in this market and may potentially improve convenience and compliance for children with this hard-to- treat infection."

Financial terms of the Companies' agreement have not changed; however, Advancis believes the combination PULSYS product will target a greater prescription base than that of a single drug product. According to IMS Health, a pharmaceutical research organization, amoxicillin/clavulanate prescriptions totaled 23.8 million in 2003, an increase of 10 percent from 2001. Advancis believes approximately 30 percent of current amoxicillin/clavulanate prescriptions are for acute otitis media and its usage may increase over current levels as the combination emerges as a front-line therapy.

"Par is very excited to include another product in our collaboration with Advancis," said Scott Tarriff, Par Pharmaceutical president and chief executive officer. "By modifying this agreement, we are essentially broadening our potential product portfolio without increasing our investment in research and development. We believe that adding the amoxicillin/clavulanate combination product for otitis media to our broader amoxicillin PULSYS agreement will enhance the market opportunity for pulsatile antibiotics."

Advancis reacquired the rights to develop amoxicillin/clavulanate products from the discontinuation of the Company's prior agreement with GlaxoSmithKline. Advancis anticipates beginning a Phase II clinical trial for the otitis media combination product in early 2006, and expects to begin subsequent Phase III trials in late 2006.

Advancis' Amoxicillin PULSYS product candidate is currently in Phase III clinical trials for adults with pharyngitis/tonsillitis. The study has been enrolling patients according to schedule and the Company expects to report results from the trial in the second quarter of 2005. Advancis also expects to begin a similar Phase III trial in its "sprinkle" version of Amoxicillin PULSYS for children with pharyngitis/tonsillitis early in 2005.

ABOUT ADVANCIS PHARMACEUTICAL:

Advancis Pharmaceutical Corporation (NASDAQ: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti- infective drugs based on its novel biological finding that bacteria exposed to antibiotics in frontloaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS. By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's future development plans, clinical trials, and potential commercial success. The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and

Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents,
(10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             12/14/2004
    /CONTACT: Kevin Sly, Chief Business Officer, +1-301-944-6600, or bd@advancispharm.com, or Bob Bannon, Sr. Director, Investor Relations, +1-301-944-6710, or rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com /